Exhibit 99.1

Patterson Companies Reports Improved Third Quarter Operating Results

St. Paul, MN—February 23, 2012— Patterson Companies, Inc. (Nasdaq: PDCO) today reported that consolidated sales totaled $895,030,000 in the third quarter of fiscal 2012 ended January 28, an increase of 9% from $824,650,000 in the year-earlier period. Net income of $53,108,000 or $0.50 per diluted share included incremental expense of $0.03 per diluted share related to Patterson’s Employee Stock Ownership Plan (ESOP). Excluding this ESOP-related expense, third quarter earnings were $0.53 per diluted share. Patterson reported earnings of $55,396,000 or $0.47 per diluted share in the third quarter of fiscal 2011. As reported previously, the ESOP expense will affect fiscal 2012 earnings by an estimated $0.12 per diluted share.

Sales of Patterson Dental, Patterson’s largest business, increased 9% from the year-earlier period to $605,041,000 in this year’s third quarter.

•	Sales of consumable dental supplies and printed office products increased over 3% in the third quarter.

•

Sales of dental equipment and software increased more than 21% from the year-earlier level, driven by double-digit increases in sales of CEREC dental restorative products and digital radiography products.

•	Sales of other services and products, consisting primarily of technical service, parts and labor, software support services and artificial teeth, were down 4% from last year’s third quarter.

Third quarter sales of the Webster Veterinary unit increased nearly 17% to $174,643,000, with the August 2011 acquisition of American Veterinary Supply Corporation, a full-service veterinary distributor located on Long Island, accounting for 3% of the unit’s sales growth for this period. Sales of Patterson Medical, the rehabilitation supply and equipment unit, declined 2% to $115,346,000, primarily reflecting weak equipment sales during the quarter.

Scott P. Anderson, president and chief executive officer, commented: “We are pleased with Patterson’s third quarter results, indicating that we are performing effectively amid unsettled economic conditions. Within Patterson Dental, we posted solidly higher sales of consumable supplies as patient levels continued to strengthen during this period. Sales of dental equipment, paced by CEREC systems and digital radiography products, rebounded from the unexpectedly weak performance in last year’s third quarter. Our equipment business benefited from marketing efforts aimed at capitalizing upon the growing acceptance of new digital technologies, which are enabling dentists to strengthen their productivity, generate additional income and improve clinical outcomes. We believe ample opportunities exist for our new-technology offerings, and we will continue to focus our marketing initiatives on further boosting demand for capital equipment.”

He continued: “Webster’s strong third quarter sales growth was attained during the unit’s seasonally softest period of the year. Sales of consumable supplies, which constitute the largest component of Webster’s revenue stream, increased 15% during the quarter, while equipment sales rose 35%. Despite the challenging economy, pet owners are continuing to increase expenditures on veterinary care. Through its relatively new equipment and service business, which has strengthened Webster’s full-service platform, our companion-pet veterinary unit is increasingly well-positioned to capitalize upon positive pet ownership and spending trends. We intend to continue investing in this component of Webster’s business.”

Anderson added: “Patterson Medical’s third quarter performance, which was consistent with our internal forecasts, was affected by changes, including the impact of new regulations, affecting the nation’s health care system. We believe these unfolding developments have dampened demand for rehabilitation products and equipment during fiscal 2012. Although this situation is likely to persist until market uncertainties are clarified, we believe Patterson Medical is positioned to take maximum advantage of global demographic trends fueling the growth of the rehabilitation market.”

Patterson repurchased approximately 3.2 million common shares during the third quarter under its 25 million share buyback authorization that expires in 2016. Approximately 12.3 million shares remain available for repurchase under this authorization. The additional interest expense associated with Patterson’s previously reported third quarter long-term debt issuance reduced earnings for this period by approximately $0.01 per share.

Patterson narrowed its financial guidance for fiscal 2012 to $1.90 to $1.94 per diluted share from the previously issued $1.90 to $1.97.

ESOP Expense Reconciliation Table

Dollars in thousands, except EPS

	Three Months Ended		Nine Months Ended
	January 28, 2012	January 29, 2011	January 28, 2012	January 29, 2011
Net Income	$53,108	$55,396	$150,672	$162,678
Incremental ESOP Expense	3,468	—	10,372	—

Adjusted Net Income (non-GAAP)	$56,576	$55,396	$161,044	$162,678

Diluted Earnings Per Share	$0.50	$0.47	$1.34	$1.36
Incremental ESOP expense	0.03		0.10

Adjusted Earnings Per Share (non-GAAP)	$0.53	$0.47	$1.44	$1.36

About Patterson Companies, Inc.

Patterson Companies, Inc. is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Dental Market

As Patterson’s largest business, Patterson Dental provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Veterinary Market

Webster Veterinary is the nation’s second largest distributor of consumable veterinary supplies, equipment and software, diagnostic products, vaccines and pharmaceuticals to companion-pet veterinary clinics.

Rehabilitation Market

Patterson Medical is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

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This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. The Company cautions shareholders and prospective investors that the following factors, among others, may cause actual results to differ materially from those indicated by the forward-looking statements: competition within the dental, veterinary, and rehabilitative and assistive living supply industries; changes in the economics of dentistry, including reduced growth in expenditures by private dental insurance plans, the effects of economic conditions and the effects of healthcare reform, which may affect future per capita expenditures for dental services and the ability and willingness of dentists to invest in high-technology products; the effects of healthcare related legislation and regulation which may affect expenditures or reimbursements for rehabilitative and assistive products; changes in the economics of the veterinary supply market, including reduced growth in per capita expenditures for veterinary services and reduced growth in the number of households owning pets; the ability of the Company to maintain satisfactory relationships with its sales force; unexpected loss of key senior management personnel; unforeseen operating risks; risks associated with the dependence on manufacturers of the Company’s products; and the ability of the Company to successfully integrate the recent acquisitions into its existing business. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission.

For additional information contact:
R. Stephen Armstrong	Richard G. Cinquina
Executive Vice President & CFO	Equity Market Partners
651/686-1600	904/415-1415

Third Quarter Conference Call and Replay

Patterson’s third quarter earnings conference call will start at 10:00 a.m. Eastern today. Investors can listen to a live webcast of the conference call at www.pattersoncompanies.com. The conference call will be archived on Patterson’s web site. A replay of the third quarter conference call can be heard for one month at 1-303-590-3030 and providing the conference ID: 4509188.

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	January 28,	January 29,	January 28,	January 29,
	2012	2011	2012	2011
Net sales	$895,030	$824,650	$2,599,327	$2,531,851
Gross profit	289,534	280,875	848,793	840,276
Operating expenses	199,628	188,168	593,635	568,393

Operating income	89,906	92,707	255,158	271,883
Other expense, net	(8,043)	(6,423)	(19,393)	(14,478)

Income before taxes	81,863	86,284	235,765	257,405
Income taxes	28,755	30,888	85,093	94,727

Net income	$53,108	$55,396	$150,672	$162,678

Earnings per share:
Basic	$0.50	$0.47	$1.35	$1.37
Diluted	$0.50	$0.47	$1.34	$1.36
Shares:
Basic	106,504	117,994	111,539	118,544
Diluted	107,206	118,837	112,226	119,331
Dividends declared per common share	$0.12	$0.10	$0.36	$0.30
Gross margin	32.3%	34.1%	32.7%	33.2%
Operating expenses as a % of net sales	22.3%	22.8%	22.8%	22.4%
Operating income as a % of net sales	10.0%	11.2%	9.8%	10.7%
Effective tax rate	35.1%	35.8%	36.1%	36.8%

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PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	January 28,	April 30,
	2012	2011
	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$538,092	$388,665
Receivables, net	428,587	465,170
Inventory	334,775	336,094
Prepaid expenses and other current assets	39,048	40,780

Total current assets	1,340,502	1,230,709
Property and equipment, net	196,598	189,583
Goodwill and other intangible assets	1,018,654	1,022,832
Investments and other	110,071	121,844

Total Assets	$2,665,825	$2,564,968

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$189,407	$210,033
Other accrued liabilities	171,538	157,398
Current maturities of long-term debt	—	—

Total current liabilities	360,945	367,431
Long-term debt	850,000	525,000
Other non-current liabilities	103,793	111,997

Total liabilities	1,314,738	1,004,428
Stockholders’ equity	1,351,087	1,560,540

Total Liabilities and Stockholders' Equity	$2,665,825	$2,564,968

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PATTERSON COMPANIES, INC.

SUPPLEMENTARY FINANCIAL DATA

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	January 28,	January 29,	January 28,	January 29,
	2012	2011	2012	2011
Consolidated Net Sales
Consumable and printed products	$550,888	$520,011	$1,695,822	$1,653,946
Equipment and software	273,573	232,594	687,249	668,372
Other	70,569	72,045	216,256	209,533

Total	$895,030	$824,650	$2,599,327	$2,531,851

Dental Supply
Consumable and printed products	$311,356	$301,688	$932,461	$932,688
Equipment and software	231,372	190,567	567,312	545,123
Other	62,313	64,793	189,240	185,125

Total	$605,041	$557,048	$1,689,013	$1,662,936

Rehabilitation Supply
Consumable and printed products	$80,510	$80,170	$272,235	$261,360
Equipment and software	28,783	32,103	91,542	98,731
Other	6,053	5,603	19,591	17,885

Total	$115,346	$117,876	$383,368	$377,976

Veterinary Supply
Consumable and printed products	$159,022	$138,153	$491,126	$459,898
Equipment and software	13,418	9,924	28,395	24,518
Other	2,203	1,649	7,425	6,523

Total	$174,643	$149,726	$526,946	$490,939

Other (Expense) Income, net
Interest income	$1,052	$1,577	$3,778	$7,118
Interest expense	(8,358)	(6,380)	(20,880)	(19,499)
Other	(737)	(1,620)	(2,291)	(2,097)

	$(8,043)	$(6,423)	$(19,393)	$(14,478)

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PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Nine Months Ended
	January 28,	January 29,
	2012	2011
Operating activities:
Net income	$150,671	$162,678
Depreciation & amortization	30,432	30,835
Stock-based compensation	9,428	7,911
ESOP compensation	544	1,575
Change in assets and liabilities, net of acquired	37,587	(11,544)

Net cash provided by operating activities	228,662	191,455

Investing activities:
Additions to property and equipment, net of disposals	(25,051)	(29,199)
Acquisitions and equity investments	(14,193)	(52,343)

Net cash used in investing activities	(39,244)	(81,542)

Financing activities:
Dividends paid	(39,800)	(35,543)
Share repurchases	(323,519)	(36,947)
Proceeds from issuance of long-term debt	325,000	—
Other financing activities	7,935	11,574

Net cash used in financing activities	(30,384)	(60,916)

Effect of exchange rate changes on cash	(9,607)	(1,549)

Net increase in cash and cash equivalents	$149,427	$47,448